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                                                                 EXHIBIT 3(ii).2
                                                              AMENDMENT NO. 1 TO
                                        BY-LAWS OF FIRST OTTAWA BANCSHARES, INC.


         This Amendment No. 1 to the By-laws of First Ottawa Bancshares, Inc. ("FIRST OTTAWA") effective as of March 14, 2001 pursuant to resolutions passed by the Board of Directors of First Ottawa as of the same date.

         SECTION 3.1 OF THE BY-LAWS OF FIRST OTTAWA SHALL BE AND HEREBY IS AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

                  "SECTION 3.1 POWERS; NUMBER; QUALIFICATIONS. Unless otherwise provided by law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Unless otherwise provided by the certificate of incorporation, the Board of Directors shall consist of nine directors, each of whom shall own, in his or her own right, free and unencumbered, not less than 1000 shares of stock of the Corporation."